Exhibit 99.3

EnerNOC to Acquire World Energy Solutions

Frequently Asked Questions

General and deal rationale

What did EnerNOC announce?

EnerNOC, Inc. (Nasdaq: ENOC) announced that it has entered into an agreement to acquire World Energy Solutions, Inc. (Nasdaq: XWES), an energy management technology and services firm that helps enterprises simplify the energy procurement process through a suite of Software-as-a-Service (SaaS) tools.

Why did EnerNOC agree to acquire World Energy?

The acquisition strengthens EnerNOC’s energy intelligence software (EIS) portfolio, adding key functionality relating to supply procurement. Specifically, World Energy has developed software and solutions that help enterprises secure the most favorable price and contract structure, and manage vast amounts of procurement data, contract data and market position data in one centralized platform.

Why did World Energy agree to be acquired by EnerNOC?

World Energy’s board of directors were not actively shopping the company; however, when EnerNOC approached World Energy about a potential merger, the company appointed a special committee of independent directors to evaluate the offer, solicit a third party valuation of the company based on future projections, and make their recommendation to the board of directors. Based on that recommendation, the World Energy board of directors unanimously approved the transaction.

How do EnerNOC’s and World Energy’s products fit together?

EnerNOC’s EIS platform includes seven core areas of functionality: supply management, utility bill management, visibility & reporting, facility optimization, project management, demand management and demand response. World Energy’s software builds out EnerNOC’s supply management functionality and adds new levels of capabilities around online RFP management, contract management and market pricing and position tracking functionality.

What is the value to customers?

EnerNOC’s EIS provides a single platform to manage energy data and provides insights that allow enterprises to take control of energy costs. The addition of World Energy’s capabilities into the platform helps customers buy energy better through software tools designed to streamline the negotiation for the purchase or sale of electricity, natural gas and other energy resources, resulting in a contract or set of contracts at the best price for energy.

Pricing and Deal Structure

What basis was used to price the deal?

We used a variety of methods to price the deal, including looking at comparable companies, relevant precedent transactions, estimates of discounted cash flows, and accretion/dilution analysis.

What has EnerNOC said previously regarding its appetite for transactions?

This acquisition is consistent with previous statements, including when EnerNOC announced its convertible debt offering in August and said that it intended to use the proceeds for the expansion of our current business through acquisitions of, or investments in, other businesses, products, product rights or technologies, among other uses such as working capital and additional purchases of our common stock.

How much cash does EnerNOC have before and after this transaction?

EnerNOC ended the third quarter of 2014 with $246M and expects to use $76M of that toward the purchase price and net debt retirement for this transaction.

What is the breakup fee if World Energy does not proceed with EnerNOC?

The merger agreement calls for a termination fee of 3.50% of the aggregate merger consideration if the agreement is terminated by EnerNOC after a breach by World Energy of certain of their obligations under the agreement and, depending on the nature of the breach, if World Energy accepts an offer from another suitor within nine months of the date of the merger agreement and ultimately completes that sale. However, the termination fee is reduced to 1.50% if, prior to the closing of the tender offer, World Energy terminates the agreement and accepts a superior offer from another suitor that arises during the go-shop period in compliance with the provisions of the agreement.

Additionally, the merger agreement calls for a reverse termination fee of 5.25% to be paid to World Energy if the agreement is terminated by World Energy after a breach by EnerNOC of certain of its obligations under the agreement.

How much cash does World Energy have?

World Energy had cash and cash equivalents of $2.3M as of the end of second quarter of this year.

How much debt does World Energy have?

World Energy had $10M of current and long-term debt as of the end of second quarter of this year.

Is this acquisition accretive or dilutive to EnerNOC’s earnings?

This acquisition is expected to be accretive in 2016.

Approval Process:

Does this transaction require EnerNOC or World Energy stakeholder approval?

The boards of directors of both companies have already unanimously approved and recommended the transaction. The next step in the process is to commence a tender offer to the shareholders of World Energy.

Is this transaction subject to the Hart-Scott-Rodino Act?

This transaction is not subject to the Hart-Scott-Rodino Act because it falls below the applicable statutory thresholds.

World Energy employment-related questions:

What is the current status of World Energy’s organization? World Energy is a publicly traded company, and as of October 2014, had over 100 employees, located in several locations around the US.

What does today’s announcement mean for World Energy employees? Today’s announcement is that World Energy and EnerNOC have signed a merger agreement, which is subject to certain closing conditions, whereby EnerNOC will acquire World Energy through a cash tender offer for all of the outstanding shares of World Energy and a subsequent merger following which World Energy will be a wholly-owned subsidiary of EnerNOC. EnerNOC expects the acquisition to close in Q1 of 2015. Between now and the closing of the transaction, World Energy will continue its day-to-day business operations.

Will any World Energy employees lose their jobs as a result of today’s announcement?

Between now and closing of the transaction, there will be no changes in World Energy’s day-to-day business operations.

Will any World Energy employees lose their jobs after the closing?

The World Energy business is very strategic to EnerNOC in that we are acquiring supply procurement technology that will help build out our EIS platform. While final decisions regarding employment will be made as part of our overall integration planning, which will take place between now and the end of the year, we value the capabilities that World Energy employees bring to the table and see these capabilities as complementary to EnerNOC’s business.

World Energy employees and their representatives will be informed and, where required, consulted in connection with any employment decisions in accordance with any applicable local legal requirements.

What will happen to senior World Energy executives?

The World Energy leadership team will continue to focus on current business and will be active leaders in the integration within their respective functions.

How similar are the compensation programs for the two companies?

We do not disclose details of how compensation is structured. We are confident that we can work to align our compensation policies as part of the work to integrate these two businesses.

General World Energy questions

What are World Energy’s latest financials?

Information related to World Energy’s financials can be found at on their website at www.worldenergy.com under the investor relations page.

Is there customer base overlap between World Energy and EnerNOC?

Yes, EnerNOC and World Energy do have customers in common. The acquisition would provide the opportunity to offer a broader suite of energy intelligence software solutions to both World Energy customers and EnerNOC customers.

Does World Energy have particular strengths in certain vertical segments?

Yes, World Energy derives significant portions of its revenue from large commercial and industrial customers, as well as mid-market and government customers.

Who are World Energy’s key competitors in the market today? How does the World Energy acquisition affect the competitive landscape?

The energy procurement market is highly fragmented among many aggregators, brokers, and consultants. None of those competitors can match the value created by World Energy’s SaaS energy procurement offering. We expect the combination of EnerNOC’s EIS platform with World Energy’s SaaS platform will make EnerNOC the clear leader in this space.

General EnerNOC questions

Does this acquisition further EnerNOC’s energy intelligence software solution?

Yes, the acquisition adds key functionality, particularly as it relates to software tools for managing the supply procurement process, including online RFPs, contract management, price tracking, and position alerts.

What previous acquisitions has EnerNOC made?

EnerNOC has made more than a dozen acquisitions in its history. Most recently, it acquired the leading provider of global utility bill management company, EnTech, as well as two European demand response companies: Activation Energy in Ireland and Entelios in Germany.

EnerNOC, Inc. Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to the ability of the EnerNOC and World Energy to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions set forth in the merger agreement, EnerNOC’s vision for EIS, EnerNOC’s ability to help enterprises control costs and stay competitive in an increasingly global marketplace, the ability of the acquisition to deliver value to EnerNOC’s enterprise customers, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including risks relating to any unforeseen changes to or the effects on liabilities, future capital expenditures, revenue, expenses, synergies, indebtedness, financial condition, losses and future prospects; failure to consummate or delay in consummating the transaction; our ability to retain key executives and employees; slowdowns or downturns in economic conditions, relationships with strategic partners, the presence of competitors with greater financial resources than ours and their strategic response to our products; and our ability to successfully integrate World Energy and the associated technology and achieve operational efficiencies, as well as those risks, uncertainties and factors referred to under the section “Risk Factors” in EnerNOC’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as other documents that may be filed by EnerNOC from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. EnerNOC is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Information

This communication is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of World Energy Solutions, Inc. common stock. The tender offer described herein has not yet been commenced. On the commencement date of the tender offer, an offer to purchase, a letter of transmittal and related documents will be filed with the Securities and Exchange Commission (SEC). The solicitation of offers to buy shares of World Energy Solutions, Inc. common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents. Investors and World Energy Solutions, Inc. securityholders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement that will be filed by World Energy Solutions, Inc. regarding the tender offer when they become available as they will contain important information. Investors and securityholders may obtain free copies of these statements (when available) and other documents filed with respect to the tender offer at the SEC’s website at www.sec.gov. In addition, copies of the tender offer statement and related materials (when available) may be obtained for free by directing such requests to the information agent for the tender offer or by directing such requests to the EnerNOC, Inc. investor relations at the e-mail address below.

EnerNOC, Inc. Investor Relations

Sarah McAuley

617-532-8195

news@enernoc.com